Exhibit 99

Hawthorn Bancshares Announces Strategic Plan Progress
Lee’s Summit, MO
June 26, 2007

Hawthorn Bancshares Inc. (NASDAQ: HWBK) announced today successful completion of a key component of its strategic plan. Effective today, three of the company’s four subsidiary banks are operating under the company’s new brand of Hawthorn Bank. Consolidation of the remaining charter (Exchange National Bank of Jefferson City) under the Hawthorn Bank name is expected to be completed by early October.

Hawthorn Bancshares, Inc. Chairman & CEO James Smith, stated, “Implementation of our strategic plan is progressing well. Over the weekend, our staff successfully moved the third of our four bank’s back office operations to a common platform. Bringing our subsidiary bank – Bank 10 of Belton — on the Hawthorn platform gives the company additional economies of scale by eliminating duplicate data processing costs. The data processing conversion was successful and I am looking forward to October when our fourth and last subsidiary bank is brought on the same system.”

Mr. Smith further commented, “I am also very pleased with our company’s rebranding progress. It is with tremendous excitement that we take on the Hawthorn identity. Due to our growth, we felt the time was right to unify our brand and consolidate all banks under one name. We are re-branding to make it easier for people to do business with us and to eliminate any confusion that comes from operating under four separate bank identities. I want to emphasize that Exchange National Bancshares, Inc. was not acquired by another company and that Hawthorn Bancshares, Inc. is operated by the same people in the same locations that customers have come to know and rely on.”

Last December, management announced its strategic plan which included consolidating all four of its subsidiary banks under a single charter and re-branding the consolidated bank under a single name and logo that would separate and distinguish it from any other bank in Missouri or the central states region.

Mr. Smith added “The Company’s retail operations will not be affected by the name change. There will be no change in management and we will continue to provide the same products and excellent service on which we have built our reputation in the banking industry.”

Hawthorn Bancshares, Inc., a multi-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Clinton with locations in Springfield, Lee’s Summit, Branson, Windsor, Collins, Osceola and Warsaw, Belton, Drexel, Harrisonville, Independence and Raymore: and The Exchange National Bank of Jefferson City with locations in Columbia, California, Tipton and St. Robert.

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.

Contact: Kathleen Bruegenhemke

Senior Vice President, Investor Relations

TEL: 573.761.6100 FAX: 573.761.6272